Form of Wilson Sonsini Goodrich & Rosati Opinion
Exhibit 8.1

June     , 2002

SmartForce Public Limited Company
900 Chesapeake Drive
Redwood City, California 94063

Re:
Merger by and among SmartForce Public Limited Company, a public limited liability company organized under the laws of the Republic of Ireland (“SmartForce”), Slate Acquisition Corp., a Delaware corporation and wholly owned subsidiary of SmartForce (the “Transitory Subsidiary”), and SkillSoft Corporation, a Delaware corporation (“SkillSoft”).

Ladies and Gentlemen:

We have acted as counsel to SmartForce in connection with the proposed merger (the “Merger”) of Transitory Subsidiary with and into SkillSoft pursuant to an Agreement and Plan of Merger dated as of June 10, 2002, (the “Agreement”). The Merger and certain proposed transactions incident thereto are described in the Registration Statement on Form S-4 (the “Registration Statement”) of SmartForce that includes the Proxy Statement/Prospectus of SmartForce and SkillSoft (the “Proxy Statement/Prospectus”). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Proxy Statement/Prospectus.

In connection with this opinion, we have examined and are familiar with the Agreement, the Registration Statement, and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed (i) that the Merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Agreement, (ii) the truth and accuracy of the representations and warranties made by SmartForce, SkillSoft and Transitory Subsidiary in the Agreement, and (iii) the truth and accuracy of the certificates of representations to be provided to us by SmartForce, SkillSoft, and Transitory Subsidiary.

Because this opinion is being delivered prior to the Effective Time of the Merger, it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place that could affect the U.S. Federal income tax consequences of the Merger or that contrary positions may not be taken by the Internal Revenue Service.

Based upon and subject to the foregoing, in our opinion, the discussion contained in the Registration Statement under the caption “TAX MATTERS—MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS,” subject to the limitations and qualifications described therein, sets forth the material U.S. Federal income tax considerations generally applicable to the Merger.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material federal income tax considerations of the Merger, including the Proxy Statement/Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation